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Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Crystal Warwell Walker
813-206-3916	813-206-2697
gregg.haddad@wellcare.com	crystal.walker@wellcare.com

WellCare Board Elects David J. Gallitano as Chairman

Tampa, Fla. (May 22, 2013) – WellCare Health Plans, Inc. (NYSE: WCG) announced that effective today its board of directors has elected David J. Gallitano as chairman of the board succeeding Charles G. Berg. This past March, Berg informed the board that he would not stand for re-election to the company’s board of directors at its next annual meeting of stockholders.

“Dave’s operational experience and financial expertise have helped shape our strategies for delivering quality, cost-effective health care solutions to our members and government customers. We will clearly benefit from enhanced contributions from him in his new role,” said Alec Cunningham, WellCare’s CEO. “Chuck provided effective leadership at a critical time for WellCare. We thank him and wish him well.”

"I look forward to continuing to work with the board and the management team to build upon our achievements as a leader in government-sponsored health care programs,” said Gallitano.

“I am very proud of the work that we have done over the past five years to position WellCare for the future,” said Berg. “I am confident that Dave and Alec will continue to lead the company toward further growth and success.”

Gallitano has been a WellCare director since 2009. He has been president of Tucker Advisors, Inc., a private investment firm, since 2002. Gallitano served as the chairman and CEO of APW, Ltd., a manufacturer of specialized industrial products, from 2003 to 2005, and chairman and CEO of Columbia National, Inc., a real estate financing company, from 1993 until 2002. He also previously was an executive vice president at PaineWebber Inc., and president and CEO of General Electric Mortgage Capital Corp. He currently serves on the board of The Hanover Insurance Group, and previously served on the board of the Wild Oats Corp. from 2004 to 2007. Gallitano earned a bachelor’s degree in business administration from George Washington University and a master of business administration degree from the University of Chicago.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The company serves approximately 2.7 million members nationwide as of March 31, 2013. For more information about WellCare, please visit the company's website at www.wellcare.com.

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